FOR IMMEDIATE RELEASE

        INTERNATIONAL SPEEDWAY SETS MERGER FINANCING

  DAYTONA BEACH, FLORIDA - July 1, 1999 - International
Speedway Corporation ("ISC") (Nasdaq/NM: ISCA; OTC Bulletin
Board: ISCB) today announced that it has entered into a definitive commitment to finance the pending merger of Penske Motorsports, Inc. ("PMI") with First Union Capital Markets Corp. ("First Union"). The transaction is structured as a $300 million fully-underwritten five-year revolving credit facility to be syndicated to a select group of lenders. First Union will act as the administrative agent for this credit facility, which is expected to close in the next 30 days.
     First Union's credit facility will replace both International Speedway's existing $100 million facility and refinance outstanding borrowings under PMI's revolver at closing.
     In addition to financing the pending merger, proceeds of the new credit facility will be used for working capital and general corporate purposes. Pricing on the credit facility will be between LIBOR + 0.50% and LIBOR + 1.00%, based on a leverage ratio of consolidated funded debt to consolidated EBITDA.
     International Speedway Corporation is a leading promoter of motorsports activities in the United States, currently promoting more than 80 events annually. The Company currently owns and/or operates five motorsports facilities, including Daytona International Speedway in Florida (home of the Daytona 500), Talladega Superspeedway in Alabama, Phoenix International Raceway in Arizona, Darlington Raceway in South Carolina and Watkins Glen International in New York. Other track interests include the operation of Tucson (Arizona) Raceway Park, a 45% stake in Miami-Homestead Speedway, and an approximate 12% holding in Penske Motorsports, Inc. The Company also owns and operates MRN Radio, the nation's largest independent sports radio network, and DAYTONA USA, the "Ultimate Motorsports Attraction" in Daytona Beach, Florida, and the official attraction of NASCAR. For more information, visit the Company's website at www.iscmotorsports.com.

Statements made in this release that state the Company's or management's beliefs or expectations and which are not historical facts or which apply prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained from time to time in the Company's SEC filings including but not limited to the 10-K and subsequent 10-Q's. Copies of those filings are available from the Company and the SEC.
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